EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated October 18, 1996 (except for notes E and L, as to which the date is December 18, 1996, and note G, as to which the date is January 9, 1997), accompanying the financial statements of SAC Technologies, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the captions "Selected Financial Data" and "Experts."


/s/ DIVINE, SCHERZER & BRODY, LTD.



St. Paul, Minnesota
January 9, 1997